HSBC USA INC. $● Enhanced Market Participation Notes Linked to the Financial Select Sector SPDR Fund
Filed Pursuant to Rule 433
Registration No. 333-133007
May 2, 2008

FREE WRITING PROSPECTUS
(To Prospectus dated April 5, 2006,
Prospectus Supplement dated October 12, 2007,
and Prospectus Addendum dated December 12, 2007)

Terms used in this free writing prospectus are described or defined in the prospectus supplement and prospectus. The notes offered will have the terms described in the prospectus supplement and prospectus. The notes are not principal protected, and you may lose up to 100% of your initial investment.

This free writing prospectus relates to a single note offering. The purchaser of a note will acquire a security linked to the single reference asset described below. Although the offering relates to a reference asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any component security included in the reference asset or as to the suitability of an investment in the related notes. The following key terms relate to the notes offering:

Reference Asset (TICKER)	Upside Participation Rate	Maximum Cap	Issue Amount	Agent’s Discount or Commission Per Note / Total (1)	Proceeds to Us Per Note / Total	CUSIP / ISIN	Final Valuation Date(2)
The Financial Select Sector SPDR Fund (XLF)	300.00%	34.00%	TBD	TBD	TBD	4042K0NP6 / [●]	[July 27, 2009]
(1)	Agent's discount may vary but will be no more than the amount listed in “Agent's Discount or Commission per Note / Total,” above.
(2)	The final valuation date is subject to adjustment as described herein.

•	Principal Amount:	$1,000 per note.
•	Trade Date:	[May 27, 2008]
•	Pricing Date:	[May 27, 2008]
•	Original Issue Date:	[May 30, 2008]
•	Maturity Date:	3 business days after the final valuation date and is expected to be [July 30, 2009]. The maturity date is subject to further adjustment as described herein.
•	Payment at Maturity:	For each note, the cash settlement value.
•	Cash Settlement Value:	For each note, you will receive a cash payment on the maturity date that is based on the final return (as described below):
If the final return is greater than or equal to 0.00%, you will receive an amount equal to 100.00% of the principal amount plus the lesser of:
(i) the product of (a) the principal amount multiplied by (b) the final return multiplied by the upside participation rate; and
(ii) the product of (a) the principal amount multiplied by (b) the maximum cap; and

If the final return is less than 0.00%, you will lose 1.00% of the principal amount for each percentage point that the final return is below 0.00%. For example, if the final return is -30.00%, you will suffer a 30.00% loss and receive 70.00% of the principal amount.

•	Final Return:	The quotient, expressed as a percentage, of (i) the final value minus the initial value divided by (ii) the initial value, expressed as a formula:

•	Initial Value:	[●], which represents the official closing price of one share of the reference asset on the pricing date, as determined by the calculation agent.
•	Final Value:	The official closing price of one share of the reference asset on the final valuation date, as determined by the calculation agent.
•	Official Closing Price:
The official closing price of one share of the reference asset on any scheduled trading day between the pricing date and the final valuation date, inclusive, as determined by the calculation agent and displayed on Bloomberg Professional® page “<XLF UA> <EQUITY>”.

•	Form of notes:	Book-Entry.
•	Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-5 of this document and page S-3 of the prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this free writing prospectus, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. We may use this free writing prospectus in the initial sale of notes. In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this free writing prospectus in market-making transactions in any notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this free writing prospectus is being used in a market-making transaction.

We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes. HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.

HSBC SECURITIES (USA) INC. May 2, 2008

SUMMARY

General Terms

This free writing prospectus relates to a single note offering linked to the reference asset identified on the cover page. The purchaser of a note will acquire a security linked to the reference asset. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to a single reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006 and the prospectus supplement dated October 12, 2007, and the prospectus addendum of December 12, 2007. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-5 of this free writing prospectus and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement, and a prospectus addendum) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm
•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm
•	the prospectus addendum at www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

Payment at Maturity

On the maturity date, for each note, we will pay you the cash settlement value, which is an amount in cash based on the final return, as described below:

•	If the final return is greater than or equal to 0.00%, you will receive an amount equal to 100.00% of the principal amount plus the lesser of:

(i)	the product of (a) the principal amount multiplied by (b) the final return multiplied by the upside participation rate; and

(ii)	the product of (a) the principal amount multiplied by (b) the maximum cap; and

•
If the final return is less than 0.00%, you will lose 1.00% of the principal amount for each percentage point that the final return is below 0.00%. For example, if the final return is -30.00%, you will suffer a 30.00% loss and receive 70.00% of the principal amount.

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Interest

The notes will not bear interest.

Expenses

We estimate that we will spend approximately $[5,000] for printing, trustee and legal fees and other expenses allocable to the offerings for each offering of notes.

Market Disruption Event

If the final valuation date is not a scheduled trading day, then the final valuation date will be the next day that is a scheduled trading day. If a market disruption event (as defined below) exists on the final valuation date, then the final valuation date will be the next scheduled trading day for the reference asset on which a market disruption event does not exist. If a market disruption event exists with respect to the final valuation date on five consecutive scheduled trading days, then that fifth scheduled trading day will be such final valuation date, and the calculation agent will determine the final value of the reference asset on that date in good faith and in its sole discretion. If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date and no interest will be payable in respect of such postponement.

“Market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i) any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, whether by reason of movements in price exceeding limits permitted by the relevant exchanges or related exchanges or otherwise, (A) relating to shares of the reference asset, (B) relating to any security included in the underlying index (as described herein) of the reference asset or (C) in futures or options contracts relating to the reference asset or the underlying index of the reference asset, on any related exchange; or

(ii) any event (other than any event described in (iii) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for shares of the reference asset, (B) to effect transactions in, or obtain market values for any security included in the underlying index of the reference asset, or (C) to effect transactions in, or obtain market values for, futures or options contracts relating to the reference asset or the underlying index of the reference asset on any relevant related exchange; or

(iii) the closure on any scheduled trading day of any relevant exchange relating to shares of the reference asset or relating to any security included in the underlying index of the reference asset or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day.

“Related exchange” means each exchange or quotation system or any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to the reference asset or the underlying index of the reference asset has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to the reference asset or the underlying index of the reference asset on such temporary substitute exchange or quotation system as on the original related exchange) where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the reference asset or the underlying index.

“Relevant exchange” means the primary exchange or quotation system for any security then included in the reference asset.

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“Scheduled closing time” means with respect to a relevant exchange or a related exchange, the scheduled weekday closing time on any scheduled trading day of the relevant exchange or related exchange on that scheduled trading day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for shares of the reference asset or each security then included in the underlying index of the reference asset.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

INVESTOR SUITABILITY

The notes may be suitable for you if:
♦    You believe the price of the reference asset will increase moderately—meaning that you believe the reference asset will appreciate over the term of the notes, but do not believe such appreciation is likely to exceed the maximum cap.
♦    You are willing to make an investment that is exposed to the full downside performance risk of the reference asset.
♦    You are willing to forego dividends paid on the stocks included in the underlying index for the possibility of an enhanced return if the reference asset appreciates over the term of the notes.
♦    You do not seek current income from this investment.
♦    You are willing to hold the notes to maturity.
♦    You are willing to invest in the notes with a return (as magnified by the upside participation rate) that is subject to the maximum cap.
♦    You are willing to hold the notes to maturity.
♦    You do not seek an investment for which there is an active secondary market.
♦    You seek an investment whose return is linked to a reference asset tracking the performance of an underlying index that represents companies in the financial sector of the S&P® 500 Index.

The notes may not be suitable for you if:
♦    You do not believe the price of the reference asset will appreciate over the term of the notes, or you believe the reference asset will appreciate by more than the maximum cap during the term of the note.
♦    You are unwilling to make an investment that is exposed to the full downside performance risk of the reference asset.
♦    You seek an investment that is exposed to the full potential appreciation of the reference asset, without a cap on participation.
♦    You prefer to receive the dividends paid on any stocks included in the underlying index.
♦    You seek current income from this investment.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You are unable or unwilling to hold the notes to maturity.
♦    You do not seek an investment whose return is linked to a reference asset tracking the performance of an underlying index that represents companies in the financial sector of the S&P® 500 Index.
♦    You seek an investment for which there will be an active secondary market.

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RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the reference asset or the securities comprising the underlying index. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement, prospectus addendum and prospectus.

As you review “Risk Factors” in the accompany prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”; and

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset”.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are Not Principal Protected and You May Lose Up to 100% of Your Initial Investment.

The notes are not principal protected. The notes differ from ordinary debt securities in that we will not pay you 100.00% of your principal amount if the final return is negative. In that event, you will lose 1.00% of the original principal amount for each percentage point that the final return is below 0.00%. Accordingly, you may lose up to 100.00% of your initial investment in the notes.

Your Gain on the Notes at Maturity, if any, May Not Reflect the Full Performance of the Reference Asset.

Your payment at maturity per note will not be greater than the amount equal to the principal amount plus the product of (i) the principal amount and (ii) the maximum cap. This means that the maximum possible return for each note is the maximum cap. Therefore, you may not have the benefit of full exposure to the positive performance of the reference asset if the product of the final return multiplied by the upside participation rate is greater than the maximum cap.

The Notes will not be Listed on any Securities Exchange or Quotation System.

We intend to offer to purchase the notes in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which we are willing to buy the notes.

The Notes will not Bear Interest.

As a holder of the notes, you will not receive interest payments.

Changes that Affect the Underlying Index Will Affect the Market Value of the Reference Asset and the Notes as well as the Amount You Will Receive at Maturity.

The policies of the underlying index sponsor concerning additions, deletions and substitutions of the constituents included in the underlying index and the manner in which the underlying index sponsor takes account of certain changes affecting those constituents included in the underlying index may affect the value of the reference asset. The policies of the underlying index sponsor with respect to the calculation of the underlying index could also affect the price of the reference asset. The underlying index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could affect the value of the notes.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

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The Value of Shares of the Reference Asset may not Completely Track the Value of the Index that Underlies the Reference Asset (the “underlying index”).

Although the trading characteristics and valuations of shares of the reference asset will usually mirror the characteristics and valuations of the underlying index, the value of the shares of the reference asset may not completely track the value of the underlying index. The reference asset may reflect transaction costs and fees that are not included in the calculation of the underlying index. Additionally, because the reference asset may not actually hold all of the stocks that comprise the underlying index but invests in a representative sample of securities which have a similar investment profile as the stocks that comprise the underlying index, the reference asset may not fully replicate the performance of the underlying index.

There Are Industry Concentration Risks Associated with Notes Linked to the Financial Select Sector SPDR.

The stocks included in the Financial Select Sector Index, the underlying index, and that are generally tracked by the reference asset are stocks of companies representing the financial sector of the S&P 500® Index. As a result, an investment in the notes will be concentrated in this single sector. Although an investment in the notes will not give noteholders any ownership or other direct interests in the stocks underlying the Financial Select Sector Index, the return on an investment in the notes will be subject to certain risks similar to those associated with direct equity investments in the financial sector of the S&P 500® Index.

Uncertain Tax Treatment.

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the reference asset that are subject to the “constructive ownership” rules of section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes, and in the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, it is reasonable to treat the notes in accordance with this approach. Under this approach, any gain recognized on the sale, exchange, maturity, or other taxable disposition of the notes that is held for one year or less at the time of disposition would generally be treated as short-term capital gain, and any gain recognized on the taxable disposition of the note that is held for more than one year at the time of disposition would be treated as long-term capital gain only to the extent that the U.S. holder can demonstrate that it would have realized long-term capital gain had it held the reference asset directly, and otherwise would be treated as ordinary income that is subject to an interest charge. Because of the uncertainty regarding the tax treatment of the notes, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations.”

ILLUSTRATIVE EXAMPLES

The following examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the reference asset relative to its initial value. We cannot predict the final value of the reference asset on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical initial value used in the illustrations below is not the actual initial value of the reference asset. You should not take these examples as an indication or assurance of the expected performance of the reference asset. With respect to the notes, the cash settlement value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

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The following examples indicate how the cash settlement value would be calculated with respect to a hypothetical $1,000 investment in the notes. These examples assume the notes are held to maturity, a maximum cap of 34.00% and an upside participation rate of 300.00%.

Example 1: The final return is positive over the term of the notes, and the product of the final return multiplied by the upside participation rate is greater than the maximum cap.

Reference Asset
Initial Value	$27.52
Final Value	$34.40
Final Return	25.00%
Final Return x Upside Participation Rate:	75.00%
Maximum Cap:	34.00%
Cash Settlement Value:	$1,340.00

Here, the final return is 25.00%.

Because the final return is positive, the cash settlement value equals the principal amount of the note plus the lesser of (1) the product of (a) the principal amount multiplied by (b) the final return multiplied by the upside participation rate and (2) the product of (a) the principal amount multiplied by (b) the maximum cap. Accordingly, at maturity, the cash settlement value in this example would equal $1,000.00 plus (a) $1,000.00 multiplied by (b) 34.00%. Therefore, the notes would pay $1,340.00 at maturity.

Example 1 shows that you are assured the return of your principal investment when the final value is greater than the initial value for the reference asset. Example 1 also illustrates that if the product of the final return multiplied by the upside participation rate exceeds the stated maximum cap, your return on the notes will be limited to the stated maximum cap.

Example 2: The final return is positive over the term of the notes, and the product of the final return multiplied by the upside participation rate is less than the maximum cap.

Reference Asset
Initial Value	$27.52
Final Value	$30.27
Final Return	10.00%
Final Return x Upside Participation Rate:	30.00%
Maximum Cap:	34.00%
Cash Settlement Value:	$1,300.00

Here, the final return is 10.00%.

Because the final return is positive, the cash settlement value equals the principal amount of the notes plus the lessor of (1) the product of (a) the principal amount multiplied by (b) the final return multiplied by the upside participation rate and (2) the product of (a) the principal amount multiplied by (b) the maximum cap. Accordingly, at maturity, the cash settlement value in this example would equal $1,000 plus (a) $1,000 times (b) 10.00% multiplied by 300.00%. Therefore, the notes would pay $1,300.00 at maturity.

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Example 2 illustrates how a positive final return is magnified by the leverage provided by the upside participation rate until the maximum cap is reached.

Example 3: The final return is negative over the term of the notes.

Reference Asset
Initial Value	$27.52
Final Value	$24.77
Final return:	-10.00%
Cash Settlement Value:	$900.00

Here, the final return is -10.00%.

Because the final return is negative, the cash settlement value results in 1.00% of principal loss for each percentage point that the final return falls below 0.00%. Accordingly, at maturity, the cash settlement value in this example would equal $1,000 multiplied by 90.00%. Therefore, the cash settlement value would be $900.00.

Example 3 shows that a significant negative final return may result in loss of up to 100.00% of an investor’s initial investment in the notes.

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Sensitivity Analysis - Hypothetical payment at maturity for each $10,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment in respect of the final return) on a $10,000 investment in notes for a hypothetical range of performance for the final return from -100.00% to +100.00%. The following results are based solely on the assumptions outlined below. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the reference asset or return of the notes.

Assumptions:

•	Principal Amount:	$10,000

•	Upside Participation Rate:	300.00%

•	Maximum Cap	34.00%

Final Return	Upside Participation Rate	Return on the Notes (%)	Payment at Maturity
100.00%	300.00%	34.00%	$13,400
90.00%	300.00%	34.00%	$13,400
80.00%	300.00%	34.00%	$13,400
70.00%	300.00%	34.00%	$13,400
60.00%	300.00%	34.00%	$13,400
50.00%	300.00%	34.00%	$13,400
40.00%	300.00%	34.00%	$13,400
30.00%	300.00%	34.00%	$13,400
20.00%	300.00%	34.00%	$13,400
10.00%	300.00%	30.00%	$13,000
5.00%	300.00%	15.00%	$11,500
0.00%	N/A	0.00%	$10,000
-5.00%	N/A	-5.00%	$9,500
-10.00%	N/A	-10.00%	$9,000
-20.00%	N/A	-20.00%	$8,000
-30.00%	N/A	-30.00%	$7,000
-40.00%	N/A	-40.00%	$6,000
-50.00%	N/A	-50.00%	$5,000
-60.00%	N/A	-60.00%	$4,000
-70.00%	N/A	-70.00%	$3,000
-80.00%	N/A	-80.00%	$2,000
-90.00%	N/A	-90.00%	$1,000
-100.00%	N/A	-100.00%	$0

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the price of the reference asset has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

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DESCRIPTION OF THE REFERENCE ASSET

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the reference asset, or any of the securities comprising the underlying index. All disclosures contained in this free writing prospectus regarding the reference asset and the underlying index, including their make-up, performance, method of calculation and changes in their components, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the reference asset, the underlying index or stocks comprising the underlying index contained in this free writing prospectus. You should make your own investigation into the reference asset, the underlying index as well as stocks included in the underlying index. The underlying index sponsor has no obligation to continue to publish, and may discontinue publication of, the underlying index. The underlying index sponsor may discontinue or suspend the publication of the underlying index at any time.

Neither we nor any affiliate makes any representation that any publicly available information regarding the underlying index sponsor is accurate or complete. For more information, we urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

Financial Select Sector SPDR® (ticker: XLF)

We have derived all information contained in this free writing prospectus regarding the reference asset, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s (“S&P”) and SSgA Funds Management, Inc. (“SSFM”). The reference asset is an investment portfolio maintained and managed by SSFM. The reference asset is an exchange traded fund (“ETF”) that trades on the AMEX under the ticker symbol “XLF”. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The Select Sector SPDR Trust consists of separate investment portfolios (each, a “Select Sector SPDR Fund”). Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of Global Industry Classification Standards from a defined universe of companies. The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index. The reference asset represents the companies that represent the Financial Select Sector Index (the “underlying index”).

Investment Objective and Strategy

The reference asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The underlying index measures the performance of the financial services sector of the U.S. equity market. The underlying index includes companies in the following sub-sectors: banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment, and real estate including REITs.

Replication

The reference asset pursues the indexing strategy of “replication” in attempting to track the performance of underlying index. The reference asset will invest in all of the securities which comprise the underlying index. The reference asset will normally invest at least 95% of its total assets in common stocks that comprise the underlying index.

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Correlation

The underlying index is a theoretical financial calculation, while the reference asset is an actual investment portfolio. The performance of the reference asset and the underlying index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100.00% would indicate perfect correlation. Any correlation of less than 100.00% is called “tracking error.” The reference asset, using a replication strategy, can be expected to have a lesser tracking error than a fund using representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in an underlying index.

The Financial Select Sector Index

The underlying index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of financial products. Companies in the underlying index include a wide array of diversified financial services firms whose business lines range from investment management to commercial and business banking.

The stocks included in the underlying index are selected by the Index Compilation Agent in consultation with S&P from the universe of companies represented by the S&P 500® Index. The composition and weighting of the stocks included in the underlying index will likely differ from the composition and weighting of stocks included in any similar S&P 500® sector index that is published and disseminated by S&P. The AMEX acts as the “Index Calculation Agent” in connection with the calculation and dissemination of the Underlying Index. S&P’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to the Index Compilation Agent or any Select Sector SPDR® Fund.

Historical Performance of XLF

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices, of the reference asset for each quarter in the period from January 1, 2005 through March 31, 2008 and for the period from April 1, 2008 through May 1, 2008. The closing price of the reference asset on May 1, 2008 was 27.52. We obtained the data in the following table from Bloomberg Professional® service, without independent verification by us. Historical prices of the reference asset should not be taken as an indication of future performance, and no assurance can be given that the price of the reference asset will increase relative to the initial value during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Last
March 31, 2005	30.79	28.06	28.39
June 30, 2005	29.85	27.40	29.47
September 30, 2005	30.40	28.81	29.52
December 30, 2005	32.55	28.43	31.67
March 31, 2006	33.32	31.30	32.55
June 30, 2006	34.22	31.20	32.28
September 30, 2006	34.78	31.44	34.66
December 31, 2006	37.14	34.41	36.74
March 30, 2007	37.99	34.19	35.63
June 29, 2007	38.14	35.14	36.18
September 30, 2007	36.90	31.52	34.32
December 31, 2007	35.97	28.10	28.93
March 31, 2008	29.68	22.65	24.87
April 1, 2008 - May 1, 2008	27.52	24.54	27.52

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the reference asset that are subject to the “constructive ownership” rules of section 1260 of the Code. We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes, and in the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, it is reasonable to treat the notes in accordance with this approach. Under this approach, any gain recognized on the sale, exchange, maturity, or other taxable disposition of the notes that is held for one year or less at the time of disposition would generally be treated as short-term capital gain, and any gain recognized on the taxable disposition of the note that is held for more than a year at the time of disposition would be treated as long-term capital gain only to the extent that the U.S. holder can demonstrate that it would have realized long-term capital gain had it held the reference asset directly, and otherwise would be treated as ordinary income that is subject to an interest charge. The interest charge is equal to the amount of interest that would be imposed on the underpayment of tax (currently at a rate equal to 8% for corporate taxpayers with underpayments in excess of $100,000 and 6% for all other taxpayers) that would have resulted if the recharacterized ordinary income had been included in gross income in the years it accrued (determined by treating the income as accruing at a 1.64% constant rate), over the period from the due date for the return for the year in which the U.S. holder purchases the note until the due date for the return for the year in which the U.S. holder sells, exchanges or otherwise disposes of the note.

Because the U.S. holder does not share in distributions made on the reference asset, these distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the reference asset directly. See “Certain U.S. Federal Income Tax Considerations — Contingent Payment Debt Instruments” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts that are subject to the “constructive ownership” rules of section 1260.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible and the timing and character of income in respect of the notes might differ from the treatment described above. For example, the notes could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in prospectus supplement.

Recently, the Internal Revenue Service (“IRS”) and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of certain securities (such as the notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital , and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the note prior to the receipt of payments under the note or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a note as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the note could be subject to U.S. withholding tax in respect of a note. It is unclear whether any regulations or other guidance would apply to the notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the notes.

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PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

CERTAIN ERISA CONSIDERATIONS

We urge you to read and consult “Certain ERISA Considerations” in the prospectus supplement.

DELISTING OR SUSPENSION OF TRADING IN THE SHARES OF THE REFERENCE ASSET; TERMINATION OF THE REFERENCE ASSET; AND DISCONTINUATION OF THE UNDERLYING INDEX

If the shares of the reference asset are delisted from, or trading of shares of the reference asset is suspended on, the relevant exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the calculation agent determines to be comparable to the shares of the reference asset (any such securities, the “successor shares”), the value of such successor shares will be substituted for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of successor shares, the calculation agent will cause notice thereof to be furnished to the trustee, who will provide notice thereof to the registered holders of the notes.

If the shares of the reference asset are delisted from, or trading of the shares of the reference asset is suspended on, the relevant exchange and successor shares that the calculation agent determines to be comparable to the shares of the reference asset are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the calculation agent and the value of such successor or substitute security, as determined by the calculation agent, will be substituted for all purposes. Upon any selection by the calculation agent of successor or substitute securities, the calculation agent will cause notice thereof to be furnished to us and the trustee, who will provide notice thereof to the registered holders of the notes.

If the reference asset is liquidated or otherwise terminated (a “termination event”), the final value of the shares of the reference asset on final valuation date will be determined by the calculation agent using the same general methodology previously used by the reference issuer. The calculation agent will cause notice of the termination event and calculation of the final value as described above to be furnished to us and the trustee, who will provide notice to registered holders of the notes.

If a termination event has occurred and the underlying reference index sponsor discontinues publication of the underlying index and if the underlying index sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the underlying index, then the level of the underlying index will be determined by reference to the level of that index, which we refer to as a “successor index.” Upon any selection by the calculation agent of a successor index, the calculation agent will use the level of such successor index to determine the value of the reference asset using the same general methodology previously used by the reference issuer and will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the notes.

If a termination event has occurred and the underlying reference index sponsor discontinues publication of underlying index and a successor index is not selected by the calculation agent or is no longer published from the date of the termination event up to and including the final valuation date, the value to be substituted for the underlying index on the final valuation date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the underlying index may adversely affect trading in the notes.

If a successor index is selected or the calculation agent calculates a value as a substitute for the underlying index as described above, the successor index or value will be substituted for the underlying index for all purposes, including for purposes of determining whether a market disruption event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the underlying index may adversely affect the market value of the notes.

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“Reference issuer” means the Financial Select Sector SPDR Fund.

“Underlying index sponsor” means The McGraw-Hill Companies, Inc.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on the holder of notes, absent manifest error.

EVENTS OF DEFAULT AND ACCELERATION

If the calculation agent determines that the notes have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the notes, the calculation agent will determine the accelerated cash settlement value due and payable in the same general manner as described in “Return on the Notes — Payment at Maturity” in this free writing prospectus. In that case, the five scheduled trading days preceding the date of acceleration will be used as the observation dates for purposes of determining the accelerated final return. If a market disruption event exists with respect to an index on any such scheduled trading days, then the disrupted observation date for that index will be postponed for up to five scheduled trading days (in the same general manner used for postponing any observation date during the term of the notes). The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

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You should only rely on the information contained in this free writing prospectus, the accompanying prospectus supplement, prospectus addendum and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus supplement, prospectus addendum and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying prospectus supplement, prospectus addendum and prospectus are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying prospectus supplement, prospectus addendum and prospectus is correct on any date after their respective dates.

		HSBC USA Inc. $● Enhanced Market Participation Notes Linked to the Financial Select Sector SPDR May 2, 2008 FREE WRITING PROSPECTUS

TABLE OF CONTENTS
Free Writing Prospectus
Summary	2
Investor Suitability	4
Risk Factors	5
Illustrative Examples	6
Description of the Reference Asset	10
Certain U.S. Federal Income Tax Considerations	12
Certain ERISA Considerations	13
Delisting or Suspension of Trading in the Shares of the Reference Asset; Termination of the reference asset; and Discontinuation of the Underlying Index	13
Events of Default and Acceleration	14
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-13
Description of Notes	S-14
Sponsors or Issuers and Reference Asset	S-25
Use of Proceeds and Hedging	S-26
Certain U.S. Federal Income Tax Considerations	S-26
Supplemental Plan of Distribution	S-38
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59

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